Exhibit 23.01




                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this post-effective amendment no. 2 to registration statement no. 333-18973 of SCANA Corporation on Form S-8 of our report dated February 7, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles," effective January 1, 2002 and change in method of accounting for operating revenues associated with its regulated utility operations effective January 1, 2000) appearing in the Annual Report on Form 10-K of SCANA Corporation for the year ended December 31, 2002.





s/Deloitte & Touche LLP
Columbia, South Carolina
September 17, 2003